EXHIBIT 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK NAMES CYNTHIA L. LESHER TO BOARD OF DIRECTORS

Minneapolis, November 2, 2005 —Alliant Techsystems (NYSE: ATK) announced today that Cynthia L. Lesher was elected as an independent director to the company’s board of directors at its regularly scheduled meeting on November 1.  The election increases the number of board members to ten and is effective on November 1.

Cynthia Lesher is currently president and chief executive officer, Xcel Energy, Minnesota, North Dakota, and South Dakota.  She was appointed chair of the Governor’s Workforce Development Council by Minnesota Governor Tim Pawlenty.  She currently serves on the board of directors for a number of organizations including Allina Hospitals and Clinics, the Minnesota Chamber of Commerce, the St. Paul Area Chamber of Commerce, and the St. Paul Foundation.  She also serves on the Board of Trustees of United Hospitals; is a member of the executive committee of the Metropolitan Economic Development Association, and the Minnesota Women’s Economic Roundtable.

ATK is a $3.1 billion advanced weapon and space systems company employing approximately 14,500 people in 23 states.   News and information can be found on the Internet at www.atk.com.

#        #        #